Exhibit 99.1

PRESS RELEASE

InfoSonics Reports First Quarter 2012 Results

Profitability and Record Sales of verykool® Products

SAN DIEGO, May 3, 2012 – InfoSonics Corporation (NASDAQ: IFON), a provider of wireless handset solutions serving Latin America, Europe, Africa and Asia Pacific, today announced results for its first quarter ended March 31, 2012.

“We are extremely pleased to report a profitable quarter driven by a fourth consecutive quarter of record sales of our verykool® products,” said Joseph Ram, president and CEO of InfoSonics. “Sales of verykool® products in the first quarter of 2012 more than tripled in comparison to the same quarter of the prior year. This reflects a doubling of sales to customers in Latin America compared to the prior year, as well as a significant incremental contribution from sales of private label OEM products to customers in Europe, Africa and Asia.”

Commenting further on the results, Mr. Ram noted, “The strong growth of our verykool® business in relation to the expected decline of our low-margin distribution business resulted in a very favorable product mix. The large majority of our 2012 first quarter revenue was derived from sales of verykool® products compared to a minority in the same quarter of the prior year. As a consequence, our gross profit margin more than doubled from the prior year, rising from 8.6% to 18.3%, which drove us to profitability for the quarter. We are also pleased with many other positive financial metrics for the quarter including a 23% sequential quarterly increase in cash, a 15% sequential decrease in days sales outstanding in receivables and a 21% sequential increase in inventory turns. And, we continue to be debt free. We are optimistic about the rest of 2012 as our development team is working on many new models that we expect to deliver in the coming quarters, and we hope to be able to continue improving the visibility and acceptance of the verykool® brand in the marketplace in both our existing markets and new markets we are exploring.”

InfoSonics reported net sales for the first quarter of 2012 of $12.4 million, which represents a 30% increase over $9.5 million for the first quarter of 2011. Gross profit in the first quarter of 2012 was $2.3 million, a 178% increase over $812,000 in the 2011 first quarter. Operating expenses in the first quarter of 2012 were $2.1 million, an increase of 16% compared to $1.8 million in the 2011 first quarter. This reflects an 11% increase in sales and marketing expenses primarily attributable to increases in personnel, commissions on higher sales volume and expenses related to new product launches. In addition, R&D expenses rose by 40% as we expanded our development team and introduced more new models. Net income for the first quarter of 2012 was $105,000, or $0.01 per share, compared to a net loss of $894,000, or $0.06 per share, in the first quarter of 2011.

At March 31, 2012, the company had $15.3 million in cash, restricted cash and cash equivalents, $18.9 million of net working capital and no outstanding indebtedness.

About InfoSonics Corporation

InfoSonics is a provider of wireless handsets and related products to OEMs, carriers and distributors in Latin America, Europe, Africa and Asia Pacific. The Company designs, develops, manufactures, markets, sells and provides after-sales support for its own proprietary line of products under the verykool® and other private label brands. Additional information can be found on our corporate website at www.infosonics.com and www.verykool.net.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and our actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include, without limitation: (1) intense competition internationally, including competition from alternative business models, such as manufacturer-to-carrier sales, which may lead to reduced prices, lower sales, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) the ability of the Company’s R&D group to develop new verykool® handsets and successfully introduce them into new emerging markets; (3) extended general economic downturn in world markets; (4) inability to secure adequate supply of competitive products on a timely basis and on commercially reasonable terms; (5) the ability of the Company to improve its gross margins despite intense competition; (6) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, including, without limitation, the imposition, creation, increase or modification of tariffs, taxes, duties, levies and other charges and other related risks of our international operations which could significantly increase selling prices of our products to our customers and end-users; (7) the ability to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services; (8) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (9) significant changes in supplier terms and relationships, disruptions in production at contract manufacturers or shortages in product supply; (10) loss of business from one or more significant customers; (11) customer and geographical accounts receivable concentration risk and other related risks; (12) rapid product improvement and technological change resulting in inventory obsolescence; (13) uncertain political and economic conditions internationally, including terrorist or military actions; (14) the loss of a key executive officer or other key employees and the integration of new employees; (15) changes in consumer demand for multimedia wireless handset products and features; (16) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions; (17) seasonal buying patterns; (18) the resolution of any litigation for or against the Company; (19) the ability of the Company to have access to adequate capital to fund its operations; and (20) the ability of the Company to generate taxable income in future periods. Reference is also made to other factors detailed from time to time in our periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Contact:

Vernon A. LoForti

Chief Financial Officer

vern.loforti@infosonics.com

858-373-1675

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InfoSonics Corporation

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Amounts in thousands, except per share data)

(Unaudited)

	Three months ended March 31,
	2012	2011
Net sales	$12,358	$9,469
Cost of sales	10,102	8,657

Gross profit	2,256	812

Operating expenses:
Selling, general and administrative	1,584	1,434
Research and development	500	357

	2,084	1,791

Operating income (loss) from continuing operations	172	(979)
Other income (expense):
Other income	(65)	28
Interest expense	—	11

Income (loss) from continuing operations before provision for income taxes	107	(940)
Provision for income taxes	(2)	(2)

Income (loss) from continuing operations	105	(942)
Income from discontinued operation, net of tax	—	48

Net income (loss)	$105	$(894)

Basic earnings (loss) per share:
Continuing operations	$0.01	$(0.06)
Discontinued operations	—	—

Net income (loss)	$0.01	$(0.06)

Diluted earnings (loss) per share:
Continuing operations	$0.01	$(0.06)
Discontinued operations	—	—

Net income (loss)	$0.01	$(0.06)

Weighted-average number of common shares outstanding:
Basic	14,184	14,184
Diluted	14,209	14,184
Comprehensive Income (Loss):
Net income (loss)	$105	$(894)
Foreign currency translations adjustments	62	5

Comprehensive income (loss)	$167	$(889)

InfoSonics Corporation

Consolidated Balance Sheets

(Amounts in thousands, except per share data)

	March 31 2012	December 31, 2011
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$14,283	$11,422
Restricted cash	1,001	1,000
Trade accounts receivable, net of allowance for doubtful accounts of $97 and $97	7,499	8,610
Other accounts receivable	574	76
Inventory	2,102	2,238
Prepaid assets	1,405	2,485

Total current assets	26,864	25,831
Property and equipment, net	292	311
Other assets	25	69

Total assets	$27,181	$26,211

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,339	$2,506
Accrued expenses	4,629	4,719

Total current liabilities	7,968	7,225

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized (no shares issued and outstanding)	—	—
Common stock, $0.001 par value, 40,000 shares authorized, 14,184 shares issued and outstanding as of March 31, 2012 and December 31, 2011	14	14
Additional paid-in capital	32,111	32,051
Accumulated other comprehensive loss	(55)	(117)
Accumulated deficit	(12,857)	(12,962)

Total stockholders’ equity	19,213	18,986

Total liabilities and stockholders’ equity	$27,181	$26,211

InfoSonics Corporation

Consolidated Statements of Cash Flows

(Amounts in thousands)

(unaudited)

	For the Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$105	$(894)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	64	58
Loss on disposal of fixed assets	52	11
Provision for obsolete inventory	—	21
Stock-based compensation expense	60	43
(Increase) decrease in:
Trade accounts receivable	1,111	2,766
Other accounts receivable	(498)	518
Inventory	136	345
Prepaids	1,080	(164)
Other assets	44	5
Increase (decrease) in:
Accounts payable	833	(2,492)
Accrued expenses	(90)	1,114

Cash provided by continuing operations	2,897	1,331
Cash used in discontinued operations	—	(54)

Net cash provided by operating activities	2,897	1,277

Cash flows from investing activities:
Purchase of property and equipment	(97)	(7)
Increase in restricted cash	(1)	—

Net cash used in investing activities	(98)	(7)

Effect of exchange rate changes on cash	62	5

Net increase in cash and cash equivalents	2,861	1,275
Cash and cash equivalents, beginning of period	11,422	12,484

Cash and cash equivalents, end of period	$14,283	$13,759

Cash paid for interest	$—	$—
Cash paid for taxes	—	—